Exhibit 99.1

Torrid Holdings Inc. Announces Pricing of Initial Public Offering

CITY OF INDUSTRY, CA – June 30, 2021 – Torrid Holdings Inc. (“Torrid” or the “Company”) today announced the pricing of its initial public offering of 11.0 million shares of its common stock to be sold by certain of Torrid’s existing shareholders at a price of $21.00 per share. In addition, the selling shareholders have granted the underwriters a 30-day option to buy an additional 1.65 million shares of common stock from such selling shareholders at the initial public offering price, less the underwriting discount and commissions. Torrid will not receive any proceeds from the sale of the shares by the selling shareholders. The shares are expected to begin trading on the New York Stock Exchange (“NYSE”) on July 1, 2021, under the ticker symbol “CURV”. The offering is expected to close on July 6, 2021, subject to customary closing conditions.

Morgan Stanley, BofA Securities, Inc., Goldman Sachs & Co. LLC and Jefferies LLC are acting as joint lead book-running managers for the offering. Baird, Cowen and William Blair are acting as joint book-running managers for the offering. Telsey Advisory Group LLC is acting as a co-manager for the offering.

The initial public offering is being made only by means of a prospectus. When available, copies of the final prospectus related to the offering may be obtained from:

•	Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014

•	BofA Securities, Inc., Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, North Carolina, 28255-0001, or by email at dg.prospectus_requests@bofa.com

•	Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, or by email at prospectus-ny@ny.email.gs.com

•	Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877) 821-7388 or by email at prospectus_department@jefferies.com

A registration statement on Form S-1 relating to this offering was declared effective on June 30, 2021, by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About TORRID

TORRID is a direct-to-consumer brand of apparel, intimates and accessories in North America targeting the 25- to 40-year old woman who is curvy and wears sizes 10 to 30. TORRID is focused on fit and offers high quality products across a broad assortment that includes tops, bottoms, denim, dresses, intimates, activewear, footwear and accessories.

Forward Looking Statements

This press release contains forward looking statements, including statements regarding the initial public offering. These statements are not historical facts but rather are based on Torrid’s current expectations and projections regarding its business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual results may differ materially from those in the forward looking statements as a result of a number of factors, including those in Torrid’s registration statement filed with the Securities and Exchange Commission.

Contacts

Investors

ICR

Jean Fontana

646-277-1214

jean.fontana@icrinc.com

Media

Joele Frank, Wilkinson Brimmer Katcher

Leigh Parrish / Lyle Weston

(212) 355-4449